Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS FIRST QUARTER 2018 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – May 3, 2018 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 13-week first quarter ended April 1, 2018.

First Quarter Highlights:

•	Net sales of $1.3 billion; a 14% increase from the same period in 2017
•	Comparable store sales growth of 2.7% and two-year comparable store sales growth of 3.8%
•	Net income of $67 million; a 44% increase from the same period in 2017
•	Diluted earnings per share of $0.50; a 52% increase from the same period in 2017

“Our proven Sprouts business model delivered double-digit sales growth of 14%, strong new store productivity and solid EBITDA growth of 12% in the first quarter of the year,” said Amin Maredia, chief executive officer of Sprouts Farmers Market. “Our strong new store openings in both existing and new markets demonstrate our appeal to a broad base of consumers looking for healthy products at affordable prices. Our strategic initiatives remain on track and are setting the foundation for future success.”

First Quarter 2018 Financial Results

Net sales for the first quarter of 2018 were $1.3 billion, a 14% increase compared to the same period in 2017. Net sales growth was driven by strong performance in new stores opened and a 2.7% increase in comparable store sales. Comparable store sales were impacted by slight deflation during the quarter, the calendar shift in the New Year’s holiday, and tight produce supply early in the quarter.

Gross profit for the quarter increased 15% to $387 million, resulting in a gross profit margin of 30.1%, an increase of approximately 25 basis points compared to the same period in 2017.  This leverage was primarily driven by improved merchandise margins.

Direct store expense (“DSE”) for the quarter increased 15% to $263 million, or 20.4% of sales, compared to 20.3% in the same period in 2017.  This deleverage is primarily driven by higher holiday pay related to the calendar shift in New Years, as well as increased benefit costs and depreciation.  This was partially offset by labor productivity improvement and other operating efficiencies.

Selling, general and administrative expenses (“SG&A”) for the quarter increased 29% to $41 million, or 3.2% of sales, compared to 2.8% in the same period in 2017. This primarily reflects costs associated with strategic technology investments, as well as cycling lower stock-based compensation and bonus expenses in the prior year.

Net income for the quarter was $67 million, a 44% increase compared to net income for the same period in 2017 and diluted earnings per share was $0.50, an increase of $0.17 or 52%, as compared to diluted earnings per share for the same period in 2017. This increase was driven by a lower effective tax rate due to the Tax Cuts and Jobs Act and the exercise of expiring pre-IPO options, higher sales and margins, and fewer shares outstanding due to our repurchase program.

Growth and Development

During the first quarter of 2018, we opened 9 new stores: three in Arizona, two in New Mexico and one each in California, North Carolina, Florida and our first store in the state of Maryland. Four additional stores have been opened in the second quarter to date, resulting in a total of 298 stores in 16 states as of May 3, 2018.

Leverage and Liquidity

We generated cash from operations of $104 million for the first quarter of 2018 and invested $38 million in capital expenditures net of landlord reimbursement, primarily for new stores. In addition, we repurchased 3.3 million shares of common stock for a total investment of $83 million. We ended the quarter with a $368 million balance on our revolving credit facility, $27 million of letters of credit outstanding under the facility, $21 million in cash and cash equivalents, and $394 million available under our current share repurchase authorizations.  Subsequent to the end of the first quarter and through April 30, 2018, we have repurchased 44 thousand shares of common stock for a total investment of $1 million.

During the first quarter, we closed on an amended and restated credit agreement that increased our total commitment to $700 million, from $450 million, extending its maturity through March 2023 and adding financial flexibility.

2018 Outlook

As previously communicated, with the savings from the Tax Cuts and Jobs Act (1), we will be investing $10 million, or approximately one third of our tax savings in team member wages and benefits.  The following provides information on our guidance for 2018:

	Full-Year 2018 Current Guidance	Full-Year 2018 Prior Guidance
Net sales growth	10.5% to 11.5%	11.5% to 12.5%
Unit growth	Approximately 30 stores	Approximately 30 stores
Comparable store sales growth	1.5% to 2.5%	2.5% to 3.5%
Diluted earnings per share	$1.22 to $1.28	$1.22 to $1.28
Effective tax rate	19% to 20% (1)	19% to 20% (1)
Capital expenditures	$165M to $170M	$165M to $170M
(net of landlord reimbursements)

Footnotes

(1)

The lower effective tax rate is due to the Tax Cuts and Jobs Act and the 2017 change in accounting standards related to the recognition of excess tax benefits for stock-based compensation and the associated effect of actual and estimated option exercises for the year.

First Quarter 2018 Conference Call

We will hold a conference call at 7 a.m. Pacific Daylight Time (10 a.m. Eastern Daylight Time) on Thursday, May 3, 2018, during which Sprouts executives will further discuss our first quarter 2018 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: Dial +1-408-337-0130
•	Conference ID: 1759509

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 1759509.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance, outlook and opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. specializes in fresh, natural and organic products at prices that appeal to everyday grocery shoppers. Based on the belief that healthy food should be affordable, Sprouts’ welcoming environment and knowledgeable team members continue to drive its growth. Sprouts offers a complete shopping experience that includes an array of fresh produce in the heart of the store, a deli with prepared entrees and side dishes, The Butcher Shop, The Fish Market, an expansive vitamins and supplements department and more. Headquartered in Phoenix, Arizona, Sprouts employs more than 28,000 team members and operates in nearly 300 stores in 16 states from coast to coast. Visit about.sprouts.com for more information.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended
	April 1, 2018	April 2, 2017
Net sales	$1,287,196	$1,130,645
Cost of sales, buying and occupancy	900,144	793,359
Gross profit	387,052	337,286
Direct store expenses	262,595	229,058
Selling, general and administrative expenses	41,447	32,168
Store pre-opening costs	3,320	3,458
Store closure and other costs	10	91
Income from operations	79,680	72,511
Interest expense	(6,065)	(4,738)
Other income	208	95
Income before income taxes	73,823	67,868
Income tax provision	(7,199)	(21,581)
Net income	$66,624	$46,287
Net income per share:
Basic	$0.50	$0.34
Diluted	$0.50	$0.33
Weighted average shares outstanding:
Basic	132,423	137,069
Diluted	133,752	140,147

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	April 1, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,356	$19,479
Accounts receivable, net	26,746	25,893
Inventories	239,611	229,542
Prepaid expenses and other current assets	27,301	24,593
Total current assets	315,014	299,507
Property and equipment, net of accumulated depreciation	738,656	713,031
Intangible assets, net of accumulated amortization	195,855	196,205
Goodwill	368,078	368,078
Other assets	9,541	4,782
Total assets	$1,627,144	$1,581,603
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$270,385	$244,853
Accrued salaries and benefits	33,569	45,623
Current portion of capital and financing lease obligations	11,964	9,238
Total current liabilities	315,918	299,714
Long-term capital and financing lease obligations	122,833	125,489
Long-term debt	368,000	348,000
Other long-term liabilities	134,215	130,640
Deferred income tax liability	37,695	27,066
Total liabilities	978,661	930,909
Commitments and contingencies
Stockholders' equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 131,860,411 shares issued and outstanding, April 1, 2018; 132,823,981 shares issued and outstanding, December 31, 2017	131	132
Additional paid-in capital	631,631	620,788
Accumulated other comprehensive income (loss)	2,536	(784)
Retained earnings	14,185	30,558
Total stockholders' equity	648,483	650,694
Total liabilities and stockholders' equity	$1,627,144	$1,581,603

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended
	April 1, 2018	April 2, 2017
Cash flows from operating activities
Net income	$66,624	$46,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	26,810	22,622
Accretion of asset retirement obligation and closed store reserve	79	19
Amortization of financing fees and debt issuance costs	376	116
Loss on disposal of property and equipment	79	45
Equity-based compensation	3,968	2,446
Deferred income taxes	10,629	8,878
Changes in operating assets and liabilities:
Accounts receivable	(1,957)	213
Inventories	(10,069)	196
Prepaid expenses and other current assets	(2,135)	(1,350)
Other assets	(1,070)	(27)
Accounts payable and other accrued liabilities	18,637	31,547
Accrued salaries and benefits	(11,995)	(1,642)
Other long-term liabilities	4,511	5,187
Cash flows from operating activities	104,487	114,537
Cash flows used in investing activities
Purchases of property and equipment	(44,158)	(57,205)
Proceeds from sale of property and equipment	—	30
Cash flows used in investing activities	(44,158)	(57,175)
Cash flows used in financing activities
Proceeds from revolving credit facilities	40,000	60,000
Payments on revolving credit facilities	(20,000)	(30,000)
Payments on capital and financing lease obligations	(1,039)	(1,093)
Payments of deferred financing costs	(2,131)	—
Cash from landlords related to financing lease obligations	900	300
Repurchase of common stock	(83,000)	(80,000)
Proceeds from exercise of stock options	6,877	2,292
Other	(59)	—
Cash flows used in financing activities	(58,452)	(48,501)
Increase in cash and cash equivalents	1,877	8,861
Cash and cash equivalents at beginning of the period	19,479	12,465
Cash and cash equivalents at the end of the period	$21,356	$21,326

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the company presents EBITDA. This measure is not in accordance with, and is not intended as an alternative to, GAAP. The company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the company and as a component of incentive compensation. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, non-GAAP measures should not be considered as a measure of discretionary cash available to use to reinvest in the growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of EBITDA to net income for the thirteen weeks ended April 1, 2018 and April 2, 2017:

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended
	April 1, 2018	April 2, 2017
Net income	$66,624	$46,287
Income tax provision	7,199	21,581
Interest expense, net	6,064	4,738
Earnings before interest and taxes (EBIT)	79,887	72,606
Depreciation, amortization and accretion	26,889	22,641
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$106,776	$95,247

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

5/3/18